18


                    DISTRIBUTORSHIP AGREEMENT



     This Agreement, made and entered into to be effective as of the 1st day of July by and between:



                  MILLIPORE CORPORATION
                  Analytical Division
                  80 Ashby Road
                  Bedford, MA     01730

a corporation organized under the laws of the state of

Massachusetts, hereinafter referred to as SUPPLIER; and

                  FISHER SCIENTIFIC COMPANY
                  711 Forbes Avenue
                  Pittsburgh, PA  15219

a corporation organized under the laws of the state of Delaware,

hereinafter referred to as DISTRIBUTOR.



                       W I T N E S S E T H



     WHEREAS, SUPPLIER desires to sell and/or market certain

selected products to the laboratory market through the use of an exclusive distributor; and

     WHEREAS, DISTRIBUTOR desires to purchase such selected

products of SUPPLIER for resale to customers in the laboratory market; and

     WHEREAS, the Parties desire to enter into a distributorship agreement governing their relationship;

     NOW, THEREFORE, in consideration of the mutual terms and

conditions set forth herein, and intending to be legally bound hereby, the Parties hereto agree as follows:



1.  PRODUCTS

     1.1  Products:  The products covered by this Agreement are those products set forth on Exhibit A attached hereto (the

"Products"), manufactured  by or for SUPPLIER, and any improved or updated versions thereof, as well as all replacements and/or modifications, together in each case with accessories, parts and components SUPPLIER deems necessary for their maintenance and repair.  Exhibit A may be amended from time to time by mutual consent of the Parties and shall be amended from time to time to include replacement and/or enhancing Products.

     1.2  New Products:  SUPPLIER shall offer to DISTRIBUTOR in writing the ability to distribute any new filtration product

(developed or acquired by SUPPLIER) with same or substantially similar application in analytical laboratories as the Products.

Excepted from this requirement to offer are SUPPLIER's EZ-PAK line of products as well as all its products for microbiological detection and/or analysis.  If such "New Product" is a direct replacement or modification of a Product, the discount will be consistent with the discounts, by product group, of Exhibit A;

otherwise the discount shall be mutually agreed upon by the

parties.



2.  GRANT OF RIGHTS

     2.1  Distribution Rights:  SUPPLIER hereby appoints

DISTRIBUTOR and DISTRIBUTOR accepts the appointment as the

exclusive (except as otherwise provided in this Agreement)

Distributor of the Products during the term of this Agreement.

DISTRIBUTOR shall have the right to appoint sub-distributors and/or "resellers" if it so chooses.

     2.2  Territory:  The territory in which the DISTRIBUTOR has the exclusive right to sell and distribute the Products shall be the United States, Canada and Puerto Rico (the "Territory").  The

Territory can be expanded only by a mutual written agreement.

DISTRIBUTOR is not authorized to resell Products to customers outside the Territory.

     2.3  Reserved Rights:  SUPPLIER reserves the right to sell the Products directly to end users in the Territory (hereinafter

"Supplier Direct Sales").  The Parties shall promote conversion of such Direct Sales to sales through DISTRIBUTOR (hereinafter,

when combined with all other sales by DISTRIBUTOR, "Distributor

Product Sales").  In addition, SUPPLIER reserves the right to sell Products to the following specific distributors with which it has existing relationships, as follows (hereinafter "Supplier

Indirect Sales"):

                  2.3.1  Certain specific Products to Sigma

          Aldrich Company, Inc. (SUPPLIER has disclosed to

          DISTRIBUTOR's counsel in confidence the products

          included in this agreement);

                  2.3.2  Certain specific Products to Varian

          Corporation (SUPPLIER has disclosed to DISTRIBUTOR's

          counsel in confidence the products included in this

          agreement);

                  2.3.3  Certain specific Products to Cole-Parmer

          Inc. (SUPPLIER has disclosed to DISTRIBUTOR's counsel

          in confidence the products included in this agreement);

                  2.3.4  Some or all Products to VWR Scientific

          Products Company ("VWR") and/or its affiliate IBS, for

          Dupont and nine other specific corporate customers who

          have integrated supply arrangements with VWR and/or IBS

          ("Supply Customers");

                  2.3.5  some or all of the Products to VWR

          and/or IBS for one or more additional Supply Customers,

          provided that SUPPLIER has given DISTRIBUTOR a

          reasonable opportunity to demonstrate to SUPPLIER's

          reasonable satisfaction that DISTRIBUTOR can fulfill

          the particular Supply Customer's requirements for

          Products either by direct sale from DISTRIBUTOR to the

          customer or by sale from DISTRIBUTOR to the customer

          through VWR and/or IBS.

It is SUPPLIER's current intention not to extend its relationship with Cole Parmer beyond the end of the life cycle of their

catalog listing SUPPLIER's products, or the relationship with

Sigma Aldrich beyond the end of 1997, if at those times SUPPLIER believes DISTRIBUTOR can fulfill the related customer demand for

Product directly or though sales by DISTRIBUTOR to Sigma Aldrich or Cole-Parmer.

     2.4  Small Business Resellers:  SUPPLIER further reserves

the right to sell Products to Government Scientific Source and certain other small business resellers; such current small

business resellers are on a list that SUPPLIER has provided to

DISTRIBUTOR's counsel in confidence.  Such sales by SUPPLIER to small business resellers shall also be considered Supplier

Indirect Sales.  Supplier agrees (i) not to knowingly add

additional resellers, and (ii) to use its reasonable best efforts to redirect business with existing resellers to and/or through

DISTRIBUTOR.

     2.5  Aggregate Net In-Market Sales:  As used in this

Agreement and in Exhibit B hereto, "Aggregate Net In-Market

Sales" shall mean the sum of (a) Distributor Product Sales, (b)

Distributor Private-Label Sales (those sales of SUPPLIER's

products made by DISTRIBUTOR in accordance with the Agreement between SUPPLIER and DISTRIBUTOR dated August 1, 1995, at the prices as provided therein), (c) Supplier Direct Sales and (d)

Supplier Indirect Sales, measured in each case except (b) above at "Dealer Cost" which shall be determined by SUPPLIER's list price for that unit minus any discount granted to DISTRIBUTOR in accordance with Exhibit A and as set forth in Section 6.2.  In the event that Distributor Product Sales are reduced because of

SUPPLIER's discontinuation of a Product or group of Products or because of SUPPLIER's failure or delay in filling purchase orders accepted under Section 3.2, the parties shall negotiate an

adjustment to the Aggregate Net In-Market Sales to compensate for such reduction as provided in Section 4.1.

     2.6  Conversion of Distributorship to Non-Exclusive:

DISTRIBUTOR's limited exclusivity under Section 2.1 may be

terminated by written notice from SUPPLIER to DISTRIBUTOR, given in the first calendar quarter of 1999, if the Aggregate Net In-

Market Sales for 1998 are less than the Exclusivity Threshold set forth in Exhibit B (for 1997, 1998 and 1999).  If the Aggregate

Net In-Market Sales for 1998 have equaled or exceeded the

Exclusivity Threshold for 1998, the limited exclusivity, granted in Section 2.1 shall be automatically renewed for an additional two years in which event the Parties shall negotiate in good faith during the first quarter of 1999 an Exclusivity Threshold,

a Clawback Threshold and a Bonus Threshold for 2000.  If the

limited exclusivity under Section 2.1 remains in effect at the end of 1999 and the Aggregate Net In-Market Sales for 1999 have equaled or exceeded the Exclusivity Threshold for 1999, then the parties shall negotiate in good faith during the first quarter of

2000 an Exclusivity Threshold, a Clawback Threshold and a Bonus

Threshold for 2001.  Such procedure to continue as long as this

Agreement is in force.  Failure of the parties to agree upon such targets for any year after 2001 shall cause the limited

exclusivity of Section 2.1 to end automatically on June 30 of the following year.

     2.7  Clawback for failure to achieve Clawback Thresholds:

DISTRIBUTOR agrees that, in each of the annual periods in which the limited exclusivity of Section 2.1 is in effect and in which the Aggregate Net In-Market Sales have not achieved the Clawback

Threshold as set forth in Exhibit B or as established pursuant to

Section 2.6, SUPPLIER shall be entitled to invoice DISTRIBUTOR in an amount which is fifty percent (50%) of the amount by which

Aggregate Net In-Market Sales fell short of the Clawback

Threshold, provided, however, that this percentage is subject to downward adjustment of one percent (1%) for each one percent (1%)

reduction in the conversion of Millipore Direct Sales and

Millipore Indirect Sales to Distributor Sales, all as reflected on Exhibit B.

     2.8  Bonus for exceeding Exclusivity Thresholds:  SUPPLIER agrees that, in each of the annual periods in which the limited exclusivity of Section 2.1 is in effect and in which the

Aggregate Net In-Market Sales have exceed the Exclusivity

Threshold as set forth in Exhibit B or as established pursuant to

Section 2.6, DISTRIBUTOR shall be entitled to deduct from

payments otherwise due to SUPPLIER an amount which is fifty

percent (50%) of the amount by which Aggregate Net In-Market

Sales have exceeded the Exclusivity Threshold.

     2.9  Penalty for Sales Outside the Territory:  DISTRIBUTOR

agrees that should it, or any of its sub-distributors or

"resellers" sell or transfer any of the Products outside the

Territory, SUPPLIER will be entitled to invoice DISTRIBUTOR for the full amount of the discount allowed to DISTRIBUTOR in

connection with the original sale to it by SUPPLIER.  This right to invoice shall not apply if DISTRIBUTOR has obtained in advance of the relevant sale of Product written approval of SUPPLIER's

Analytical Division Vice President either to make the particular sale of Product or to make a class of Product sales which

includes the particular sale.  None of such sales shall be

counted towards the Bonus Threshold unless otherwise agreed to at the time of the approval of such sale or sales.



3.  FORECASTS; ORDERS

     3.1  Forecasts:  DISTRIBUTOR shall provide SUPPLIER with non-

binding forecasts of anticipated purchases of Products by

DISTRIBUTOR and DISTRIBUTOR's Canadian subsidiary a minimum of two quarters prior to anticipated delivery dates.  The forecasts will be revised and extended in each succeeding quarter.

     3.2  Orders:  DISTRIBUTOR agrees to initiate purchase of

Products hereunder by issuing SUPPLIER non-cancelable purchase orders not less than ten (10) days for Products designated as "A

Products" in Exhibit A and twenty (20) days for Products not so designated prior to the delivery date set forth therein.

DISTRIBUTOR further agrees to spread its delivery dates over the applicable calendar quarter in a reasonable fashion reasonably consistent with its previously submitted forecasts.  SUPPLIER agrees subject to provisions of Section 4.1 to accept and ship against any order issued in accordance with this Section 3.2 which specifies quantities consistent with those set forth in the purchase forecasts for such quarter and to use its reasonable best efforts to meet the delivery dates specified therein, and to promptly notify DISTRIBUTOR's designated purchasing agent as soon as SUPPLIER determines that a delivery date will not be met.

SUPPLIER shall also make reasonable efforts to accept and ship quantities ordered in excess of those forecasted, subject to

Product availability and other sources of Product demand, and shall promptly notify DISTRIBUTOR's designated purchasing agent as to each order which SUPPLIER does not accept as issued,

including any proposed delivery date for the excess quantities ordered for such purchasing agent to include in an amended or new order.  All purchase orders shall be on DISTRIBUTOR's standard purchase order form (a copy of which has been delivered to

SUPPLIER).  The terms and conditions of purchase enumerated on the reverse side of such standard purchase order form shall

prevail over any inconsistent or conflicting language as may exist on invoices, confirmation or order acknowledgment forms of

SUPPLIER, provided, however, that in the event any terms thereof are in conflict, or are inconsistent with any terms of this

Agreement, the terms and conditions hereof shall prevail.



4.  SHIPPING AND DELIVERY

     4.1  Shipping:  SUPPLIER shall ship all Products F.O.B.

point of origin, freight collect, to any one of DISTRIBUTOR's five (5) locations listed on Exhibit A-1 attached hereto, and to the single designated location of DISTRIBUTOR's Canadian

subsidiary (also listed on Exhibit A-1), palletized in accordance with DISTRIBUTOR's instructions.  DISTRIBUTOR's Canadian

subsidiary shall be responsible for all duty due on Products shipped to DISTRIBUTOR's Canadian subsidiary.  In addition, those

Products identified as "Non-Stocking" on Exhibit A shall also be shipped F.O.B. point of origin freight collect to those locations of DISTRIBUTOR as specified in DISTRIBUTOR's Purchase Order.  New

Products added to this Agreement under Section 1.2 shall be

considered "Non-Stocking" unless and until a date five (5) days after SUPPLIER has filled DISTRIBUTOR's initial stocking order for the new Product at two (2) or more of the locations listed in

Exhibit A-1.  SUPPLIER shall drop ship Products not so labeled as

Non-Stocking to DISTRIBUTOR's customers and to Distributor

locations not listed in Exhibit A-1 up to fifty (50) times each calendar quarter through March 31, 1997 and up to twenty five

(25) times in each subsequent calendar quarter at no extra charge to DISTRIBUTOR, provided that the following drop shipments shall not apply against such thresholds:

     (a)  shipments to a customer who has placed on a single

     order Products designated as Non-Stocking and Products not designated as Non-Stocking,

     (b)  shipments to a customer of a Product not designated Non-

     Stocking for which delivery against DISTRIBUTOR's accepted restocking order for the location on Exhibit A-1 serving the particular customer is overdue, and

     (c)  shipments to a customer of replacement Products or

     sample Products under circumstances in which DISTRIBUTOR  is not charged for the Products.

All drop shipments in a quarter above such threshold shall be billed at fifty dollars ($50) per drop shipment.  SUPPLIER will not be liable for any failure or delay in delivering Products ordered by DISTRIBUTOR based upon shortages of supply, whether caused by unanticipated demand or any other reason, but the

Parties shall in such situations make an appropriate mutually-

agreed adjustment to Aggregate Net In-Market Sales pursuant to

Section 2.1.  In periods of short supply of any Product SUPPLIER will allocate such Products to DISTRIBUTOR and SUPPLIER's other customers in a manner which SUPPLIER determines to be equitable under the circumstances.

     4.2  Overstocked Inventory:  To the extent, but only to the extent, SUPPLIER has recommended in writing to DISTRIBUTOR that

DISTRIBUTOR carry, for a specified period of time, a certain level of inventory with respect to one or more Products, and

DISTRIBUTOR upon review of the level of such inventory at the end of such period of time shall determine that it has excess

inventory of such Product or Products, then DISTRIBUTOR shall notify the SUPPLIER in writing, describing such Products, and

SUPPLIER shall, at DISTRIBUTOR 's election, either:

     (i)          credit DISTRIBUTOR with the full purchase price

paid by DISTRIBUTOR for each such Product upon return of the

Product; or

     (ii)         exchange, at SUPPLIER's expense, all such

Products for Products which are selected by DISTRIBUTOR.

     4.3  Obsolete Inventory:

     (a) In the event that SUPPLIER determines to make a material change to the Specification of any Product or to release an improved or updated version of any Product it shall give

     DISTRIBUTOR ninety (90) days notice of any such proposed

     change or release;

     (b) In the event SUPPLIER determines to discontinue or

     eliminate any Product from Exhibit A it shall give

     DISTRIBUTOR one hundred twenty (120) days notice of any such discontinuance or elimination;

and in the event SUPPLIER shall not have given DISTRIBUTOR less than such ninety (90) or one hundred and twenty (120) days of advanced notice respectively, or have given DISTRIBUTOR no

advance notice, and the respective event shall make any Products owned by DISTRIBUTOR unsalable in DISTRIBUTOR's reasonable

opinion then any such Products shall be repurchased from

DISTRIBUTOR by SUPPLIER within thirty (30) days following

DISTRIBUTOR 's request therefor at the price paid for such

Product(s) by DISTRIBUTOR.  SUPPLIER shall additionally pay for return freight and related transportation and insurance charges for all such Products.  Nothing contained in this Section 4.3 shall give SUPPLIER, so long as DISTRIBUTOR has maintained its exclusive rights hereunder, the unilateral right to remove any

Product from Exhibit A which it shall continue to market directly or otherwise.

     4.4  Delivery:  SUPPLIER reserves the right to ship to

DISTRIBUTOR direct from any of its overseas locations should it deem it advisable and in its best interests, provided only that

DISTRIBUTOR will not incur any more costs than if shipment had been from Burlington, Massachusetts.



5.  MARKETING PLAN; SALES & MARKETING SUPPORT

     5.1  Marketing Plan:  Attached hereto as Exhibit C is the

initial marketing plan jointly prepared by the Parties (the

"Marketing Plan").  Among others the Marketing Plan covers the following issues:

     (a)  The training and travel plans of the DISTRIBUTOR's

     sales force and marketing organization;

     (b)  The specific technical support which SUPPLIER is

     prepared to provide to DISTRIBUTOR's sales personnel and

     customers;

     (c)  The promotion program with respect to the marketing of the Products to be implemented by DISTRIBUTOR, the initial announcement of the alliance evidenced by this Agreement and the procedure for the use by DISTRIBUTOR's of SUPPLIER's

     catalog;

     (d)  The initial inventory levels to be purchased by

     DISTRIBUTOR and the terms of payment with respect thereto;

     (e)  The methodology for determining which Products will be considered "Stocking Inventory" by DISTRIBUTOR, as well as the methodology for determining what Products shall be "A

     Products," "B Products" and "C Products;"

     (f)  The procedure for determining the number of samples

     DISTRIBUTOR shall be entitled to;

     (g)  The procedure to be followed to comply with the request of DISTRIBUTOR's Canadian subsidiary that catalogs and other material supplied in Canada either carry no prices or prices in Canadian dollars;

     (h)  The procedure for the mailing by Distributor of certain of SUPPLIER's literature;

     (i)  The procedure to be followed in dealing with the GSA

     and GSA contracts; and

     (j)  Such other items as the Parties shall mutually agree as being appropriate for inclusion therein.

     5.2  Technical Support:  SUPPLIER shall provide the

technical support and samples to DISTRIBUTOR in accordance with specifics set forth in the "Marketing Plan" (Exhibit C).  In addition, SUPPLIER shall provide at its own expense a toll free long distance telephone service for sales and customer support.

     5.3  Promotion:  DISTRIBUTOR shall make reasonable best

efforts to market, sell and distribute the Products during the term.

     5.4  Sales Reports:  DISTRIBUTOR shall submit to SUPPLIER on a monthly basis copies of a first report summarizing Distributor

Product Sales in sufficient detail to enable SUPPLIER to

compensate SUPPLIER's sales representatives on Distributor

Product Sales in the United States, Canada and Puerto Rico.

DISTRIBUTOR shall further submit to SUPPLIER, on a monthly basis during the period of limited exclusivity under Section 2.1, a second report, indicating DISTRIBUTOR's Product sales by customer in the United States, Canada and Puerto Rico.  SUPPLIER shall treat the information in both reports as confidential under the provisions of Section 12.1 and shall not use such information to promote direct sales of Products or sales of Products through other distributors either during the term of this Agreement or for two (2) years thereafter.  In addition, so long as the

limited exclusivity of Section 2.1 remains in effect and there is an Exclusivity Threshold, Clawback Threshold and/or Bonus

Threshold in effect, DISTRIBUTOR shall monthly disclose to

SUPPLIER the total amount of Distributor Product Sales at Dealer

Cost and SUPPLIER shall monthly disclose to DISTRIBUTOR at Dealer

Cost the total amount of Supplier Direct Sales and the total amount of Supplier Indirect Sales; each such report shall provide separate totals for the United States and Puerto Rico and for

Canada.

     5.5  Sales Commissions.  SUPPLIER shall compensate its sales representatives for Distributor Product Sales at an amount no less favorable than the compensation for such Product sales if sold directly by SUPPLIER.



6.  PRICE AND PAYMENT TERMS

     6.1  Price:  SUPPLIER shall supply and ship Products to

DISTRIBUTOR's U.S. and Canadian locations at the Dealer Cost therefor (determined in accordance with Section 2.5) through

December 31, 1996 ("Firm Price Period").

     6.2  DISTRIBUTOR Discount:  DISTRIBUTOR's cost (the "Dealer

Cost") for the Products shall be the list price as reflected on

Exhibit A less the discount specified thereon with respect to the applicable Product category as indicated thereon.  This discount may not be reduced except with prior written approval by

DISTRIBUTOR.

     6.3  Price Increases:  After the expiration of the Firm

Price Period, list prices may be increased by SUPPLIER at its discretion no more than once in any calendar year to be effective

January 1 of the next following calendar year.  Provided,

however, in situations where SUPPLIER can demonstrate to

DISTRIBUTOR's reasonable satisfaction that SUPPLIER's costs to produce or obtain a Product have increased due to circumstances beyond SUPPLIER's control by more than five percent (5%), then

SUPPLIER may increase DISTRIBUTOR's cost for the affected Product on sixty (60) day prior written notice by an amount not to exceed the amount of SUPPLIER's cost increase.  The parties shall

promptly confer during the first thirty (30) days of such sixty

(60) day notice period to resolve any disagreements about the amount of the cost increase.  Supplier shall with respect to any

January 1 increase give DISTRIBUTOR at least sixty (60) day

period written notice.  Shipments shall be billed at the price in effect at time of order placement.

     Notice of price changes shall be sent to:

               PRICING DEPARTMENT
               Fisher Scientific
               711 Forbes Avenue
               Pittsburgh, PA  15219
               With a copy to:  CENTRAL PURCHASING.

     In addition, prices changes affecting Canada shall be sent to:

               Purchasing Department
               Fisher Scientific Ltd.
               112 Colonnade Road
               Nepean, Ontario, Canada K2E 7L6

     6.4  Payment Terms:  Payment terms shall be two percent (2%)

ten net forty-five (45) days from the date of receipt of the

invoice.   DISTRIBUTOR shall not be in breach of this Agreement

unless payment from the DISTRIBUTOR is more than thirty (30) days overdue.

     6.5  Resale:  DISTRIBUTOR shall be entitled to resell

Products on such terms as it may, in its sole discretion,

determine, including without limitation price, returns, credit and discounts.

     6.6  Special Pricing:  If DISTRIBUTOR reasonably determines that it is entitled to special pricing, it shall request the same from SUPPLIER stating the reasons therefore, and SUPPLIER shall in its discretion determine whether or not such special pricing is, in all the circumstances, appropriate.

     6.7  Information Exchange:  All price changes and additions,

deletions, modifications, etc., of the Products shall be sent to

DISTRIBUTOR at the address set forth in Section 6.4 hereof in an electronic format as provided to SUPPLIER.  In addition, SUPPLIER shall use its reasonable best efforts, with appropriate

assistance from DISTRIBUTOR to implement as soon as practicable full Electronic Data Interchange (EDI) capability in a format compatible with DISTRIBUTOR's systems for receipt of purchase orders and transmission of invoices.



7.  PACKAGING

     7.1  Packaging:  SUPPLIER shall supply Products in packaging configurations corresponding to those such as may be set forth in

Exhibit A as it may be amended from time to time.  DISTRIBUTOR agrees to use SUPPLIER's catalog numbers with respect to all the

Products.

     7.2  Bar Coding:  At DISTRIBUTOR's request, and with

DISTRIBUTOR's assistance SUPPLIER agrees to use its reasonable best efforts to bar code the Products in a manner acceptable to the DISTRIBUTOR.

     7.3  Lot Numbers and Expiration Date:  DISTRIBUTOR agrees to accept SUPPLIER's methodology for designating and displaying lot numbers and expiration dates, if any.



8.  TERM AND TERMINATION

     8.1  Term:  This Agreement will become effective on the date of execution by the last signing Party (the "Effective

     Date"), and unless terminated sooner by mutual consent or in accordance with the provisions of this Agreement will remain in effect through December 31, 2001, (the "Initial Term").

     In the event that the Parties establish an Exclusivity

     Threshold, Clawback Threshold and Bonus Threshold under

     Section 2.6 for the year 2001, then the term shall

     automatically be extended through December 31, 2002.  In

     similar fashion, if such target and thresholds are

     established pursuant to Section 2.6 for any subsequent year

     (X+1) then the term shall automatically extend to the end of the second year (X+2).

     8.2  Termination:  Notwithstanding the foregoing, this

Agreement may be terminated for cause at any time as follows:

     (i) In the event of default or material breach of the terms of this Agreement by either Party, written notice thereof

     may be given to the defaulting Party.  Thereafter, the

     defaulting Party shall have thirty (30) days to cure said

     breach.  In the event that said breach has not been cured

     within said thirty (30) day period, the non-defaulting Party may, at its sole discretion, terminate this Agreement upon ten (10) days written notice.

     (ii)         By SUPPLIER on one hundred eighty (180) days

     written notice in the event that DISTRIBUTOR failed to meet the Exclusivity Threshold in all of the years 1997, 1998 and

     1999.

     (iii)        In the event of nationalization, expropriation,

     liquidation or bankruptcy of, or an assignment for the

     benefit of creditors or insolvency of either Party.



9.  PROCEDURES ON TERMINATION

     9.1  Procedures:  On the termination of this Agreement,

except pursuant to Sections 8.2(i) and 8.2 (ii), SUPPLIER shall continue to honor DISTRIBUTOR's orders for Products up to the effective date of termination and for a period of sixty (60) days thereafter, provided such orders

are no greater than ten percent (10%) above the quantities

established during the sixty (60) days prior to the date of the notice of termination, and DISTRIBUTOR shall pay for all such

Products on the terms and conditions of this Agreement.  The foregoing proviso shall also apply to all orders received during the one hundred eighty (180) day period set forth in Section

8.2(ii) above.

     9.2  Survival:  The rights and duties of each Party under

this Agreement and the Exhibits  hereto in respect of performance prior to termination or non-renewal shall survive and be

enforceable in accordance with the terms of this Agreement.

     9.3  Existing Inventory:  Within fifteen (15) days following termination or non-renewal of this Agreement, DISTRIBUTOR may and, at SUPPLIER's request shall, disclose to SUPPLIER in

confidence the amounts of inventory that DISTRIBUTOR and/or its

Canadian affiliate hold of each Product.  The parties shall then negotiate in good faith concerning what portion, if any, of that inventory DISTRIBUTOR and/or its Canadian affiliate shall return to SUPPLIER for credit, giving due consideration to the

salability of the returned inventory by SUPPLIER relative to its inventory levels and production plans and to the amounts

projected to be needed by DISTRIBUTOR's customers for various

Products in the ninety (90) day period after termination or non-

renewal relative to the amounts of such Products in DISTRIBUTOR's inventory.  Once agreement is reached, DISTRIBUTOR and/or its

Canadian affiliate shall deliver the designated amounts of

Product to SUPPLIER, F.O.B. origin, freight collect and shall be reimbursed by SUPPLIER within ten (10) days at DISTRIBUTOR's current cost for each Product.  SUPPLIER shall not be obligated,

under this Paragraph, to take back inventory in excess of ten percent (10%) of the prior year's purchases by DISTRIBUTOR and its Canadian subsidiary, measured at cost to DISTRIBUTOR.



10.  WARRANTIES, INDEMNITY, RECALL, AND INSURANCE

     10.1  Warranties:  In addition to the warranties of SUPPLIER to DISTRIBUTOR set forth in the Continuing Guaranty which is attached hereto as Exhibit D, SUPPLIER warrants to DISTRIBUTOR that the Products will conform to the specifications set forth in

SUPPLIER's product literature, and that they will comply and be manufactured, packaged, sterilized (if applicable), labeled and shipped by SUPPLIER in compliance with all applicable federal,

state and local laws, orders, regulations and standards.

SUPPLIER warrants the Products to DISTRIBUTOR's customers against defects in materials and workmanship when used in accordance with the applicable instructions for a period of one (1) year from the date of shipment of the Products.  SUPPLIER MAKES NO OTHER END

USER WARRANTY, EXPRESS OR IMPLIED.  THERE IS NO WARRANTY OF

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  The

warranty provided herein and the data, specifications and

descriptions of SUPPLIER Products appearing in SUPPLIER's

published catalogs and product literature may not be altered except by express written agreement signed by an officer of

SUPPLIER.  Representations, oral or written, which are

inconsistent with this warranty or such publications are not authorized.  In the event of a breach of the foregoing warranty,

SUPPLIER asserts that its sole obligation to the end user shall be to repair or replace, at its option, any Product or part

thereof that proves defective in materials or workmanship within the warranty period, provided the customer notifies SUPPLIER or

DISTRIBUTOR promptly of such defect.  The exclusive remedy

provided herein shall not be deemed to have failed of its

essential purpose so long as SUPPLIER is willing and able to repair or replace any nonconforming SUPPLIER Product or part.

SUPPLIER disclaims liability for special, direct, indirect,

incidental or consequential damages resulting from economic loss or property damages of any nature (including without limitation,

loss of property, goodwill, reverse or disruption of any person's business or operations as appropriate) sustained by any customer from the use of its Products.  SUPPLIER shall include notice of the foregoing Product Warranty and limitation of liability,

together with notice that oral or written representations

inconsistent with such warranty are unauthorized and should not be relied upon, in product literature directed primarily or

exclusive to Products; DISTRIBUTOR shall cooperate in such

inclusion to the extent that DISTRIBUTOR controls the preparation of such literature, or contacts with subdistributors or

resellers.

     10.2  Continuing Guaranty:  SUPPLIER shall execute and abide by the terms of DISTRIBUTOR 's Continuing Guaranty, a copy of which is attached hereto as Exhibit D and incorporated herein by reference.  The terms and provisions of the Continuing Guaranty shall survive the termination of this Agreement, but to the

extent any of the terms of the Continuing Guaranty are in

conflict, or are inconsistent with the terms of this Agreement,

the terms and conditions hereof shall prevail.

     10.3  Insurance:  SUPPLIER has provided DISTRIBUTOR with a

Certificate of Insurance which meets the requirements of

paragraph D of the Continuing Guaranty.  SUPPLIER shall provide

DISTRIBUTOR with renewal insurance certificates in the form

mandated by paragraph D of the Continuing Guaranty during the term of this Agreement, upon request therefor by DISTRIBUTOR.

     10.4  Recall:  In the event of a Product failure confirmed by SUPPLIER, or a recall required by a government agency or

requested by SUPPLIER, SUPPLIER agrees to pay the costs of any mailing it makes as well as return freight costs.  SUPPLIER will also bear the costs of supplying replacement Products, including

Products already delivered to DISTRIBUTOR's customers.  All other costs will be for the account of DISTRIBUTOR.  In addition,

SUPPLIER shall notify DISTRIBUTOR immediately in writing should

SUPPLIER become aware of any defect or condition which may render any of the Products in violation of any statute or regulation, or which in any way alters the specifications or quality of the

Products.



11.  TRADEMARKS

     11.1  Trademarks and Trade Names:  SUPPLIER recognizes that

DISTRIBUTOR is the owner of the trademarks and trade names

connoting DISTRIBUTOR or DISTRIBUTOR products which it may elect to use in the promotion and sale of the Products.  Nonetheless

DISTRIBUTOR acknowledges that SUPPLIER may use such trademarks and trade names in connection with the advice to SUPPLIER's

existing and proposed customers of the existence of and the

limited exclusive distribution status created by this Agreement.

     11.2  Trademark License:  SUPPLIER hereby grants to DIS

TRIBUTOR the royalty-free right to use SUPPLIER's trademarks on

SUPPLIER's Products during the term of this Agreement, it being expressly understood that DISTRIBUTOR must use SUPPLIER's

trademarks on SUPPLIER's Products which are the subject of this

Agreement and must use them properly (i.e., shall not delete,

alter, deface or conceal any trademark, trade name, logo, or copyright notice appearing on any Products or containers or

related documents) and shall discontinue the use of such

trademarks in any new published material following the

termination hereof.  Following the termination of this Agreement,

SUPPLIER grants DISTRIBUTOR the right to continue to use for a reasonable period of time not to exceed one hundred eighty (180)

days its trademarks in connection with sale or service of

Products purchased by DISTRIBUTOR during the term of this

Agreement.  DISTRIBUTOR disclaims any rights to SUPPLIER's trade marks other than the said license.  DISTRIBUTOR agrees that it will display SUPPLIER's trademark in such a manner so as it shall appear prominently and be readily read.  Any proposed usage of

SUPPLIER's trademarks created by DISTRIBUTOR or its agents shall be subject to prior review and approval by SUPPLIER for

compliance with SUPPLIER's corporate identity manual, a copy of which has been provided to DISTRIBUTOR.



12.  CONFIDENTIALITY

     12.1  The Parties expressly agree to hold as confidential

("Confidential Information")

any information which is designated in writing by the disclosing

Party as confidential, provided such information is clearly

marked as confidential, and the disclosing Party obtains a signed receipt or agreement from the receiving Party acknowledging that such information is confidential.  In the event Confidential

Information is exchanged according to these guidelines, such information will be retained by the other Party in confidence for a period of two (2) years following the termination of this

Agreement;  the transmittal of such information is and shall be upon the express condition that the information is to be used solely to effectuate this Agreement; and the receiving Party shall not use, publish, or disclose said information, in whole or in part, for any purpose other than that stated herein.  SUPPLIER expressly acknowledges and agrees that DISTRIBUTOR's customer names, address and key contacts are and shall be the Confidential

Information of DISTRIBUTOR.  Notwithstanding the foregoing, the above restrictions on disclosure and use shall not apply to any information which the Party can show by written evidence, was known to it at the time of receipt, or which may be obtained from third Parties who are not bound by a confidentiality agreement,

or which is in the public domain.  Information disclosed to

DISTRIBUTOR's counsel pursuant to Section 2.3 shall be used for purposes of monitoring the specified exceptions to the

exclusivity of Section 2.1 and of demonstrating DISTRIBUTOR's abilities (as set forth in Section 2.3); and DISTRIBUTOR shall use reasonable efforts to limit the dissemination of such

information on a need-to-know basis.  Similarly, information on monthly amounts of Supplier Direct Sales, Supplier Indirect Sales and Distributor Product Sales exchanged pursuant to Section 5.4 shall be disclosed to employees of the recipient party on a need-

to-know basis; such restrictions shall not, however, apply to the

Aggregate Net In-Market Sales totals calculated from such

information.



13.  MISCELLANEOUS

     13.1  Force Majeure:  The obligations of either Party to

perform under this Agreement shall be excused during each period of delay if such delay arises from any cause or causes which are reasonably beyond the control of the Party obligated to perform,

including, but not limited to, the following:  acts of God, acts or omissions of any government, or any rules, regulations or orders of any governmental authority or any officer, department,

agency or instrumentality thereof; fire, storm, flood,

earthquake, insurrection, riot, invasion or strikes.  The

affected Party shall use its best efforts to remedy the effects of such force majeure.  Any force majeure shall not excuse perfor mance by the Party, but shall postpone performance, unless such force majeure continues for a period in excess of ninety (90)

days.  In such event, the Party seeking performance may cancel its obligations hereunder.

      13.2.   Dispute  Resolution:  Any and all disputes  arising

under,  out  of or in connection with this Agreement  other  than those  relating to Section 13.3 hereof shall be mediated  by  the alternative  dispute  resolution  procedures  specified  in  this

Section  13.2 ("ADR") only after such dispute has been  presented to a panel composed of two members of senior management from each

Party (the "Panel") and the Panel either (i) determines that such dispute  cannot be resolved by the Parties or (ii) has not  taken action  for  a period of sixty (60) days after such  dispute  has been presented to the Panel.  Each Party agrees to pursue ADR  in good faith and not to commence any suit or other proceeding or to pursue  any  other  remedies at law or in  equity  prior  to  the

conclusion  of  ADR.   Each Party agrees to share  all  costs  of

conducting ADR.  All conduct, statements, promises, offers, views and  opinions, whether oral or written, and in the course of  ADR by  either  of the Parties, are confidential, shall, in  addition

and   where  appropriate,  be  deemed  to  be  work  product  and privileged, and shall not be discoverable or admissible  for  any

purpose  in  any  lawsuit arising out of  this  Agreement.   Upon

written  notice from either Party invoking ADR, each Party  shall designate  in  writing an individual who shall have authority  to settle  the  dispute  on its behalf.  The authorized  individuals shall  be  generally familiar with the industries  in  which  the

Parties  operate and shall make such investigation as  they  deem appropriate  and  shall thereafter promptly commence  discussions concerning  resolution of the dispute.  If the  dispute  has  not been  resolved within thirty (30) days thereafter,  it  shall  be submitted  to  a neutral Party in Washington, DC (the  "Neutral")

designated by CPR Institute for Dispute Resolution to  act  as  a

neutral  Party to conduct the ADR in accordance with this Section

13.2.  One week prior to the first scheduled session of ADR, each

Party  shall  deliver to the Neutral and to  the  other  Party  a concise  written summary of its views on the matter  in  dispute.

In  addition  to  the authorized representative, each  Party  may bring such additional persons as reasonably needed to respond  to

questions,    contribute   information   and    participate    in

negotiations.   ADR  may  be conducted by  means  of  both  joint

meetings  and  separate  private  caucuses  of  each  Party  with

Neutral.   The Neutral:  (i) shall provide his or her opinion  to

both  Parties  on  the  probable outcome  should  the  matter  be litigated, and (ii) shall make one or more recommendations as  to the  terms of a possible settlement.  The Neutral shall base  his or  her opinions and recommendations on information available  to both  Parties, excluding such information as may be disclosed  to the Neutral by the Parties in confidence.  While the opinions and recommendations  of  the Neutral shall  not  be  binding  on  the

Parties,  the  Parties agree to give good faith consideration  to

the  Neutral's  views.   After they have received  the  Neutral's

views,  the  Parties agree to negotiate in good faith to  resolve

the  dispute with the Neutral acting as a mediator.   Each  Party

agrees to participate in ADR to its conclusion, as designated  by the  Neutral,  and  not to initiate legal proceedings  seeking  a resolution to the matters in dispute until the earlier of (a) six

(6)  months from the commencement of proceedings or (b) ten  (10)

days  after  conclusion of proceedings.  In the  event  that  the dispute  relates to a matter upon which a third party has brought a claim against DISTRIBUTOR or SUPPLIER, the foregoing obligation not  to  initiate legal proceedings shall not preclude the filing of  third party complaints, cross-claims or similar pleadings  by one  Party to this Agreement against the other in a civil  action brought by the third party at a time reasonably determined by the

Party  filing  such  a pleading to be required  to  preserve  its

rights under the applicable procedural and substantive law.   The

filing  Party  shall make reasonable effort to notify  the  other

Party  in advance concerning the proposed pleading and the  basis for  its  determination  that  timely  filing  of  such  proposed pleading is required to preserve rights.

     13.3.     Indemnification

     (a)  General:  In the event of a claim by an unaffiliated

     third party against either Party to this Agreement or its

     affiliates or past, present and future officers, directors,

     shareholders, partners, employees, lawyers, representative or agents (collectively, the "Indemnified Party"), based

     upon an alleged breach by the other Party (the "Indemnifying

     Party") of any of its warranties or obligations under this

     Agreement (including Exhibit D) ("Third Party Claim"), the

     Indemnifying Party shall indemnify, defend and hold the

     Indemnified Party harmless against all losses, costs,

     damages, and expenses (including reasonable attorneys fees,

     expert witness fees and expenses) incurred as a result of

     such Third Party Claim.

     (b)  Notice of Claims:  The Indemnified Party shall provide the Indemnifying Party with prompt notice of the assertion of any Third Party Claim, including the commencement of any suit, action or proceeding, for which indemnity hereunder is sought, specifying with reasonable particularity the basis therefor.  The Indemnified Party shall also provide all

     information related to such Third Party Claim as the

     Indemnifying Party may reasonably request.

     (c)  Assumption of Defense:  Promptly after receipt of a

     notice of a Third Party Claim, the Party asserted to be the

     Indemnifying Party shall either:  (i) deny it is required to provide indemnification under the terms of this Agreement,

     or (ii) agree that the Indemnified Party is entitled to

     indemnification under the terms of this Agreement and, at

     the discretion and expense of the Indemnifying Party, assume responsibility for the defense of the Third Party Claim.

     The Indemnified Party shall have the right (but not the

     duty) to participate in such defense, employing separate

     counsel retained at the Indemnified Party's expense.

     Whether or not it employs separate counsel, the Indemnified

     Party agrees that it will cooperate fully with the

     Indemnifying Party in the defense of the Third Party Claim.

     (d)  Settlement or Compromise:  If, after receipt of a

     notice of a Third Party Claim, the Party asserted to be the

     Indemnifying Party, agrees that the Indemnified Party is

     entitled to indemnification under the terms of this

     Agreement, the Indemnifying Party will have the sole

     authority, at its expense, to enter into any compromise or settlement of the Third Party Claim which shall be binding upon the Indemnified Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction; provided, however, that no settlement or

     compromise involving any restriction on the Indemnified

     Party's future action or continuing obligation by the

     Indemnified Party shall be binding upon it without its prior written consent.

     (e)  Denial of Indemnification:  If, after receipt of a

     notice of a Third Party Claim, the Party asserted to be the

     Indemnifying Party denies that it is required to provide

     indemnification under the terms of this Agreement, the Party providing such notice shall treat the denial as a Dispute

     subject to resolution under paragraph 13.2 of this

     Agreement.

     13.4  Assignment:  This Agreement shall not be transferable by either Party by assignment or by operation of law without the prior written consent of the other not to be unreasonably

withheld or delayed.  Any purported transfer in violation of this provision shall be void and constitute a breach of this

Agreement.

     13.5  Notices:  Any notice required by this Agreement other than notice of price change shall be in writing and shall be deemed sufficient if given personally or sent by registered or certified mail, postage prepaid, or by any nationally recognized overnight delivery service, to the

following:
               If to SUPPLIER:
               Susan Vogt, Vice President Analytical Division Millipore Corporation
               80 Ashby Road
               Bedford, MA     01890
               with a copy to:  SUPPLIER's Legal Department at
the same address;
               If to DISTRIBUTOR:
               J. Bradley Mahood, Vice President Marketing
               Fisher Scientific Company
               711 Forbes Avenue
               Pittsburgh, PA     15219
               with a copy to: DISTRIBUTOR's Legal Department at the same address
Either Party may, by notice to the other, change its address for receiving such notices.

     13.6  Entire Agreement:  This Agreement, including exhibits,

constitutes the entire agreement between the Parties relating to the subject matter hereof and cancels and supersedes all prior agreements and understandings, whether written or oral, between the Parties with respect to such subject matter.

     13.7  Existing Obligations:  SUPPLIER warrants that the

terms of this Agreement do not violate any existing obligations or contracts of SUPPLIER.  SUPPLIER shall protect, defend,

indemnify, and hold harmless DISTRIBUTOR from and against any claims, demands, liabilities or actions which are hereafter made or brought against DISTRIBUTOR and which allege any such

violation.

     13.8  Governing Law:  This Agreement and all transactions

under it will be governed by the laws of the Commonwealth of

Massachusetts.  Neither the 1980 United Nations Convention on

Contracts for the International Sale of Goods nor the United

Nations Convention on the Limitation Period in the International

Sale of Goods will apply to this Agreement or any transaction under it.

     13.9  Relationship of the Parties:  The Parties are

independent contractors.  This Agreement does not constitute a partnership or either Party as the franchisee, agent or legal representative of the other for any purpose, and neither Party has the authority to act for, bind or make commitment on behalf of the other.

     13.10  Failure to Enforce:  Either Party's failure to

enforce any provision of this Agreement will not be deemed a waiver of that provision or the Party's right to enforce the provision in the future.

     13.11  Amendment:  Except as otherwise specifically provided in this Agreement, no amendment, modification or waiver of the terms of this Agreement will be binding on either Party unless reduced to writing and signed by an authorized officer to the

Party to be bound.  In ordering and delivering Products, the

Parties may employ standard form or other documents, but no

additional terms which may appear on the face or reverse side of any such document will apply to, or be construed to modify or amend the terms of this Agreement.

     13.12  Headings:  The headings in this Agreement have been included solely for reference and are to have no force and effect in interpreting the provisions of this Agreement.



     IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.



MILLIPORE CORPORATION         FISHER SCIENTIFIC COMPANY

By:                           By:

Title:                             Title:

Date:                              Date:



MILLIPORE CORPORATION

By:  ________________________
     Susan Vogt

Title:              ________________________
     Vice President

Date:               ________________________